Exhibit 99.1

Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President &
	National Mercantile Bancorp	Chief Financial Officer
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES ITS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2004

Los Angeles, California, April 22, 2004 — National Mercantile Bancorp (the “Company”) (NASDAQ:  MBLA - Common Stock; MBLAP - Preferred Stock), parent company of Mercantile National Bank and South Bay Bank, N.A. (“South Bay”), today reported net income of $291,000 for the first quarter ended March 31, 2004 compared to $97,000 for the same period in 2003.  On a per share basis, basic earnings were $0.10 and $0.04 for the three months ended March 31, 2004 and 2003 respectively, and fully diluted earnings were $0.06 and $0.02, respectively.

Total assets at March 31, 2004 were $373.0 million compared to $355.2 million at year-end 2002.  Shareholders’ equity at March 31, 2004 was $32.0 million representing a strong 8.6% of total assets.

Scott A. Montgomery, President and Chief Executive Officer of the Company, commented, “Stronger loan growth and reduced expenses contributed to the improved earnings in the 2004 period.”  He continued, “We continue to have success in growing noninterest-bearing demand deposits and reducing the higher cost time certificates of deposit as we emphasize commercial banking growth.  We expect further opportunities to reduce deposit costs in 2004.”

Mr. Montgomery continued, “Credit quality in our loan portfolio remains sound.  Our capital, as well as our liquidity, remains strong.  We are encouraged by recent economic indicators and believe that the Company is well positioned to benefit from an economic recovery.”

Shareholders’ Equity

Shareholders’ equity was $32.0 million and $31.7 million at March 31, 2004 and December 31, 2003, respectively.

Assets and Liabilities

Total assets at March 31, 2004 were $373.0 million compared to $355.2 million at December 31, 2003 up $17.8 million.  The increase in total assets was primarily the result of increased loans receivable, greater securities available-for-sale, and higher federal funds sold, funded by growth in deposits.  The deposit growth continues in the lower costing non-interest bearing demand, money market and savings deposit accounts while higher cost time certificates of deposit have been reduced.

Interest and Operating Income

Interest income for the three months ended March 31, 2004 was $4.1 million compared to $4.4 million for the first quarter in 2003.  The decline in interest income is due to the sustained decline in interest over the past several years affecting the yields on adjustable rate loans as well as the yields on new originated fixed rate loans and existing fixed rate loans upon renewal at maturity.  As loan volume increases, it will begin to offset some of the reduction in revenue due to lower interest rates.  The low interest rate environment has been driven by the Federal Reserve Bank’s response to the slow economy.

Additionally, we implemented FASB Interpretation No. 46 (“FIN 46”) Consolidation of Variable Interest Entities effective July 1, 2003 resulting in the reclassification of its junior subordinated debentures and the related interest.  Accordingly, the first quarter 2004 interest expense includes interest on the Company’s junior subordinated debentures that was recorded as a minority interest in the Company’s income for the first quarter 2003.  The interest expense for the three months ended March 31, 2004 was $226,000.

The low interest rate environment also has reduced our interest expense during the first quarter 2004 to $690,000 from $888,000 in the first quarter 2003.  Additionally, the change in deposit composition from higher costing time certificates of deposit to lower costing noninterest bearing demand, money market and savings deposits has contributed to lower interest expense.  The change in deposit composition reflects our emphasis on business banking which generates transaction deposit accounts.

The net yield on earning assets was 4.34% and 4.60% for the first quarter 2004 and 2003, respectively.

Total other operating income was $465,000 for the three months ended March 31, 2004 compared to $435,000 the similar period in 2003 primarily due to a $115,000 increase in deposit related and other customer services fees.  Gain on sales of securities available-for-sales was $19,000 for the first quarter 2004 compared to $100,000 for the first quarter 2003.

Operating Expenses

Total other operating expenses for the first quarter 2004 was $3.4 million nearly the same as the first quarter 2003.  Increases were reflected in salaries and related benefits, furniture and fixtures, computer data processing and miscellaneous expenses offset by decreases in occupancy expense, customer service expense, legal and other professional expenses.

Credit Quality

Total non-performing assets, including Other Real Estate Owned, were $1.3 million at March 31, 2004 compared to $1.4 million at December 31, 2003.

The allowance for credit losses at March 31, 2004 was $3.6 million, representing 1.37% of loans receivable and 1,139% of nonaccrual loans.

National Mercantile Bancorp is the holding company for Mercantile National Bank and

South Bay Bank, N.A., members FDIC, with locations in Encino, Century City, El Segundo and Torrance, California.  The banks offer a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and business banking.

“Redefining Business Banking”

#####

This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.

National Mercantile Bancorp

March 31, 2004 - FINANCIAL SUMMARY

($ in 000’s, except share data)

SELECTED FINANCIAL

CONDITION DATA (Unaudited):

	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002
Cash and Due from Banks	$25,373	$24,556	$22,590	$18,625	$18,364	$19,201
Due from banks-interest bearing	4,325	4,728	0	0	0	0
Federal Funds Sold and Securities Purchased under Agreements to Resell	18,000	10,000	42,000	39,900	31,400	18,700
Investment Securities	40,555	35,474	36,183	21,674	17,992	26,170
Loans
Commercial	78,020	76,699	78,151	82,252	88,382	86,015
Real Estate	158,482	153,558	138,816	146,320	147,290	144,111
Real Estate Construction and Land	26,632	27,210	28,506	35,902	29,451	37,934
Consumer and Others	2,726	3,510	2,594	2,204	3,171	4,720
Deferred Loan Fees, Net	(781)	(728)	(602)	(528)	(548)	(458)
Total	265,079	260,249	247,465	266,150	267,746	272,323
Allowance for Credit Losses	(3,633)	(3,635)	(3,588)	(3,452)	(4,694)	(4,846)
Net Loans	261,446	256,614	243,877	262,698	263,052	267,477
Intangible Assets and Goodwill	5,024	5,079	4,083	4,139	4,195	4,252
Other Assets	22,615	18,755	21,733	19,267	22,371	19,585
Total Other Assets	27,639	23,834	25,816	23,406	26,566	23,837
Total Assets	$373,013	$355,206	$370,466	$366,303	$357,374	$355,385
Deposits
Demand, Non-interest Bearing	$127,411	$119,998	$127,421	$123,569	$114,171	$107,580
NOW	31,582	29,349	28,117	27,644	27,116	30,465
MMDA	70,480	55,422	59,777	51,272	47,133	43,134
Savings	40,120	38,925	43,423	46,783	46,283	42,182
Time Certificates $100,000 and over	26,378	27,308	25,674	30,147	36,844	39,957
Time Certificates under $100,000	21,266	27,715	31,013	32,536	31,039	35,407
Total Deposits	317,237	298,717	315,425	311,951	302,586	298,725
Securities Sold under Agreements to Repurchase and Other Borrowed Funds	7,500	7,899	7,897	7,895	8,292	8,976
Guaranteed Preferred Beneficial Interests in Company’s Junior Subordinated Debt	15,464	15,464	15,464	14,538	14,534	14,530
Other Liabilities	770	1,405	738	1,206	736	1,950
Minority Interest in Preferred Stock of South Bay Bank	—	—	—	—	—	—
Shareholders’ Equity	31,953	31,650	30,905	30,640	31,134	31,002
Accumulated Other Comprehensive Gain	89	71	37	73	92	202
Total Liabilities and Stockholders’ Equity	$373,013	$355,206	$370,466	$366,303	$357,374	$355,385

Average Quarterly Assets	$360,153	$370,093	$372,971	$369,140	$347,259	$357,532
Regulatory Capital-Tier I	$31,373	$31,195	$29,891	$29,780	$30,454	$29,709
Non-Performing Assets
Non-Accrual Loans	$319	$438	$442	$592	$4,308	$5,787
Loans 90 Days P/D & Accruing	—	—	51	9	—	209
OREO and Other Non-perfoming Assets	968	925	1,000	1,000	1,535	1,000
Total Non-Performing Assets	$1,287	$1,363	$1,493	$1,601	$5,843	$6,996

SELECTED STATEMENT OF
FINANCIAL CONDITION RATIOS:

	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002
Loans to Deposits Ratio	83.56%	87.12%	78.45%	85.32%	88.49%	91.16%
Ratio of Allowance for Loan Losses to:
Total Loans	1.37%	1.40%	1.45%	1.30%	1.75%	1.78%
Total Non-Performing Assets	282.28%	266.69%	240.32%	215.62%	80.34%	69.27%
Earning Assets to Total Assets	87.92%	87.40%	87.90%	89.47%	88.74%	89.25%
Earning Assets to Interest-Bearing Liabilities	166.20%	166.36%	166.23%	166.97%	161.22%	158.50%

National Mercantile Bancorp

March 31, 2004 - FINANCIAL SUMMARY

($ in 000’s, except share data)

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:

(Unaudited)

QUARTERLY DATA:	First Quarter 2004	Fourth Quarter 2003	Third Quarter 2003	Second Quarter 2003	First Quarter 2003	Fourth Quarter 2002
Interest Income	$4,141	$4,070	$4,262	$4,382	$4,410	$4,765
Interest Expense	690	739	823	730	888	1,040
Net Interest Income before Provision for Loan Losses	3,451	3,331	3,439	3,652	3,522	3,725

Provision for Loan Losses	—	—	10	1,145	110	100
Net Interest Income after Provision for Loan Losses	3,451	3,331	3,429	2,507	3,412	3,625

Net Gain on Sale of Securities Available-for-Sale	19	(49)	—	—	100	0
Loss on Write-down of OREO	0	(75)	—	(61)	—	—
Other Operating Income	446	384	397	345	335	467
Other Operating Expense	3,423	3,184	3,292	3,410	3,410	3,149
Net Income before Provision for
Minority Interest and Income Taxes	493	407	534	(619)	437	943

Minority Interest in the Company’s Income of the Preferred Stock of South Bay Bank, N.A.	—	—	—	—	—	54
Junior Subordinated Deferrable Interest Debentures	—	—	—	223	233	384

Net Income before Provision for Income Taxes	493	407	534	(842)	204	505
Provision for Income Taxes	202	70	242	(323)	107	329
Net Income	$291	$337	$292	$(519)	$97	$176

Basic Earnings (Loss) Per Share	$0.10	$0.12	$0.11	$(0.19)	$0.04	$0.24
Diluted Earnings (Loss) Per Share	$0.06	$0.07	$0.07	$(0.19)	$0.02	$0.12
Return on Quarterly Average Assets	0.32%	0.36%	0.31%	-0.56%	0.11%	20.00%
Return on Quarterly Average Equity	3.63%	4.15%	3.72%	-6.58%	1.26%	2.59%
Operating Expense Ratio	3.81%	3.41%	3.50%	3.71%	3.99%	3.53%
Efficiency Ratio	87.41%	88.67%	85.82%	86.64%	86.18%	75.12%

Quarterly operating ratios are annualized.

FOR THE YEAR ENDED DECEMBER 31:	2003	2002
Interest Income	17,124	$19,572
Interest Expense	3,180	4,664
Net Interest Income before Provision for Loan Losses	13,944	14,908

Provision for Loan Losses	1,265	1,925
Net Interest Income after
Provision for Loan Losses	12,679	12,983

Net Gain on Sale of Securities Available-for-Sale	51	—
Loss on Write-down of OREO	(136)
Other Operating Income	1,461	1,502
Other Operating Expense	13,296	12,861
Net Income (Loss) Before Minority Interest and Provision for Income Taxes	759	1,624
Minority Interest in the Company’s Income of the Preferred Stock of South Bay Bank, N.A.	—	213
Junior Subordinated Deferrable Interest Debentures	456	1,537
Net Income (Loss) Before Provision for Income Taxes	303	(126)
Provision (Benefit) for Income Taxes	96	127
Net Income (Loss)	207	$(253)

Basic Earnings (Loss) Per Share	$0.08	$(0.15)
Diluted Earnings (Loss) Per Share (1)	$0.05	$(0.15)
Weighted Avg Common Shares O/S (2)	2,707,931	1,650,997
Return on Average Assets	0.06%	-0.07%
Return on Average Equity	0.66%	-0.98%
Net Interest Margin - Avg Earning Assets	4.20%	4.73%
Operating Expense Ratio	4.09%	3.58%
Efficiency Ratio	86.02%	78.37%

(1)          The diluted loss per share includes only common shares as common share equivalents are anti-dilutive.  The loss per share for December 31, 2002 is based upon income available to shareholders considering the amortization of the discount on beneficial conversion rights.

(2)          Shares used to compute Basic Earnings (Loss) per share.